EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Wednesday, July 25, 2012



CHICAGO, ILLINOIS - July 25, 2012 - Melvin J. Gordon, Chairman,
Tootsie Roll Industries, Inc. reported second quarter and first half 2012 net sales and net earnings.

Second quarter 2012 net sales were $108,156,000 compared to $104,884,000 in second quarter 2011, an increase of $3,272,000 or 3%.
Second quarter 2012 net earnings were $7,511,000 compared to $6,486,000 in second quarter 2011, and net earnings per share were $.13 and $.11 in second quarter 2012 and 2011, respectively, an increase of $.02 per share or 18%.

First half 2012 net sales were $217,919,000 compared to $213,207,000 in first half 2011, an increase of $4,712,000 or 2%. First half 2012 net earnings were $16,285,000 compared to $14,816,000 in first half 2011, and net earnings per share were $.28 and $.25 in first half 2012 and 2011, respectively, an increase of $.03 per share or 12%.

Mr. Gordon said, "Second quarter and first half 2012 net sales benefited from effective marketing and selling programs and sales price increases which were necessary to recover rising input costs. Second quarter and first half 2012 net earnings were adversely affected by higher input costs principally relating to ingredients, packaging materials, and freight and delivery, but were favorably impacted by a lower effective income tax rate. The Company's second quarter and first half 2012 net earnings per share also benefited from common stock purchases in the open market resulting in fewer shares outstanding."





                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                    JUNE 30, 2012 & JULY 2, 2011

                                             SECOND QUARTER ENDED
                                            2012              2011

Net Product Sales                      $ 108,156,000     $ 104,884,000

Net Earnings                           $  7,511,000      $  6,486,000

Net Earnings Per Share   *                 $ .13             $ .11

Average Shares Outstanding *              58,911,000        59,725,000


                                               SIX MONTHS ENDED
                                            2012              2011

Net Product Sales                      $ 217,919,000     $ 213,207,000

Net Earnings                           $  16,285,000      $ 14,816,000

Net Earnings Per Share   *                 $ .28             $ .25

Average Shares Outstanding *              58,987,000        59,764,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 5, 2012 and April 7, 2011.